Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT REPORTS RECORD FISCAL 2015 SECOND QUARTER

NET SALES OF $115 MILLION, EPS OF $1.21

—Company Raises Outlook for Fiscal 2015—

Philadelphia, PA — February 4, 2015 — Lannett Company, Inc. (NYSE: LCI) today reported financial results for its fiscal 2015 second quarter ended December 31, 2014.

For the fiscal 2015 second quarter, net sales rose 71% to $114.8 million from $67.3 million in last year’s second quarter.  Gross profit doubled to $87.2 million, or 76% of net sales, from $41.0 million, or 61% of net sales.  Research and development (R&D) expenses increased to $7.8 million from $5.8 million for the fiscal 2014 second quarter.  Selling, general and administrative (SG&A) expenses were $12.8 million, compared with $9.9 million in the same quarter of the prior year.  Operating income more than doubled to $66.5 million from $25.4 million for the prior year second quarter.  Net income attributable to Lannett Company grew 170% to $44.8 million, or $1.21 per diluted share, from $16.6 million, or $0.46 per diluted share.

“Strong sales and gross margin across a number of product categories drove our record financial results,” said Arthur Bedrosian, chief executive officer of Lannett.  “The fiscal 2015 second quarter represents the ninth consecutive quarter of record net sales, as well as the twelfth consecutive quarter in which net sales and adjusted EPS exceeded the comparable prior-year period.  Looking ahead, we expect our momentum in the first half of the year to continue into the second half.”

For the first six months of fiscal 2015, net sales rose 84% to $208.2 million from $113.2 million in the comparable prior-year period.  Gross profit was $158.8 million, or 76% of net sales.  This compares with gross profit for the first six months of fiscal 2014 of $42.3 million, or 37% of net sales, which included a non-recurring pre-tax charge of $20.1 million related to the contract extension with Jerome Stevens Pharmaceuticals, Inc. (JSP).  Excluding the JSP contract renewal charge, gross profit was $62.4 million, or 55% of net sales.  R&D expenses increased to $14.2 million from $10.5 million for the fiscal 2014 first six months.  SG&A expenses were $23.4 million, compared with $17.1 million in the same period of the prior year.  Operating income was $121.2 million compared with $14.7 million for the first six months of the prior year.  Excluding the JSP contract renewal charge, operating income for the prior-year period was $34.8 million.  Net income attributable to Lannett Company was $79.7 million, or $2.15 per diluted share, compared with $10.6 million, or $0.31 per diluted share.  Adjusted net income, which excludes the impact of the JSP contract renewal charge equal to $12.6 million after-tax, was $23.2 million, or $0.69 per diluted share, in the first six months of fiscal 2014.

Guidance for Fiscal 2015

Based on Lannett’s current outlook, the company raised its financial guidance for the fiscal 2015 full year as follows:

•                  Net sales in the range of $395 million to $405 million, up from previous guidance of $370 million to $390 million;

•                  Gross margin as a percentage of net sales of approximately 74% to 75%, revised from 73% to 75%;

•                  R&D expense in the range of $29 million to $31 million, down from previous guidance of $34 million to $36 million;

•                  SG&A expense ranging from $47 million to $49 million, up from $46 million to $48 million;

•                  The full year effective tax rate to be in the range of 34% to 35%, down from previous guidance of 36% to 38%; and

•                  Capital expenditures in fiscal 2015 in the range of $40 million to $50 million, which includes $7 million to continue the partial fit-out of two buildings recently acquired by the company, unchanged from previous guidance.

Conference Call Information and Forward-Looking Statements

Later today, the company will host a conference call at 4:30 p.m. ET to review its results of operations for the fiscal 2015 second quarter ended December 31, 2014.  The conference call will be available to interested parties by dialing 877-261-8992 from the U.S. or Canada, or 847-619-6548 from international locations, passcode 38859987.  The call will be broadcast via the Internet at www.lannett.com.  Listeners are encouraged to visit the website at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.  A playback of the call will be archived and accessible on the same website for at least three months

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance, regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, achieving the financial metrics stated in the company’s guidance for fiscal 2015, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

# # #

FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three months ended		Six months ended
	December 31,		December 31,
	2014	2013	2014	2013

Net sales	$114,822	$67,326	$208,209	$113,155
Cost of sales	27,621	26,284	49,441	50,707
JSP contract renewal cost	—	—	—	20,100
Gross profit	87,201	41,042	158,768	42,348
Operating expenses:
Research and development	7,836	5,785	14,199	10,530
Selling, general, and administrative	12,822	9,890	23,375	17,069
Total operating expenses	20,658	15,675	37,574	27,599
Operating income	66,543	25,367	121,194	14,749
Other income (expense):
Gain (loss) on sale of assets	—	7	20	(55)
Gain on investment securities	680	1,102	695	1,565
Interest and dividend income	106	49	208	95
Interest expense	(73)	(46)	(111)	(104)
Other	—	(87)	—	(87)
Total other income	713	1,025	812	1,414
Income before income tax	67,256	26,392	122,006	16,163
Income tax expense	22,435	9,800	42,235	5,558
Net income	44,821	16,592	79,771	10,605
Less: Net income attributable to noncontrolling interest	10	26	28	34
Net income attributable to Lannett Company, Inc.	$44,811	$16,566	$79,743	$10,571

Earnings per common share attributable to Lannett Company, Inc.
Basic	$1.26	$0.48	$2.24	$0.33
Diluted	$1.21	$0.46	$2.15	$0.31

Weighted average common shares outstanding:
Basic	35,669,904	34,677,426	35,633,917	32,131,831
Diluted	37,074,024	36,276,326	37,025,667	33,561,454

LANNETT COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	(Unaudited)
	December 31, 2014	June 30, 2014

ASSETS
Current assets:
Cash and cash equivalents	$170,607	$105,587
Investment securities	14,328	40,693
Accounts receivable, net	90,645	61,325
Inventories, net	42,642	44,844
Deferred tax assets	11,655	11,265
Other current assets	4,156	1,833
Total current assets	334,033	265,547
Property, plant and equipment, net	75,276	61,704
Intangible assets, net	1,186	927
Deferred tax assets	12,917	14,234
Other assets	320	361
TOTAL ASSETS	$423,732	$342,773

LIABILITIES
Current liabilities:
Accounts payable	$19,045	$20,982
Accrued expenses	4,181	3,901
Accrued payroll and payroll-related expenses	5,459	12,860
Rebates payable	10,198	4,558
Income taxes payable	4,149	4,569
Current portion of long-term debt	132	129
Total current liabilities	43,164	46,999
Long-term debt, less current portion	942	1,009
TOTAL LIABILITIES	44,106	48,008
Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock ($0.001 par value, 100,000,000 shares authorized; 36,217,404 and 36,088,272 shares issued; 35,700,412 and 35,571,280 shares outstanding at December 31, 2014 and June 30, 2014, respectively)	36	36
Additional paid-in capital	222,149	216,793
Retained earnings	163,397	83,654
Accumulated other comprehensive loss	(320)	(54)
Treasury stock (516,992 shares at December 31, 2014 and June 30, 2014)	(5,959)	(5,959)
Total Lannett Company, Inc. stockholders’ equity	379,303	294,470
Noncontrolling interest	323	295
Total stockholders’ equity	379,626	294,765
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$423,732	$342,773